Exhibit 99.1

                                  RISK FACTORS

      Limited Operating History. Due to the limited operating history of Isotope Solutions Group, Inc. ("ISI"), the operating subsidiary of EDG Capital, Inc. ("EDG"), its ability to operate successfully is materially uncertain. We are subject to all risks inherent in a developing business enterprise. Our limited operating history makes it difficult to evaluate our proprietary technologies, as well as the likelihood of regulatory approval, commercial viability, and market acceptance of our potential products. Our potential success must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and biopharmaceutical businesses specifically.

      Possible Need for Additional Financing. We may need additional financing to develop and implement our business plan. We cannot assure you that additional capital will be available or based on acceptable terms. If additional capital is unavailable, we may be forced to limit our business operations accordingly. This likely will adversely and materially affect our business operations.

      Risks Associated with Intellectual Property. Our success depends upon our ability to obtain and maintain rights to our proprietary technologies. Accordingly, we rely on our patents, trade secrets, and trademarks to assert our proprietary rights. we cannot assure you that any of our United States patents will not be invalidated, circumvented, challenged or licensed to others. Similarly, we cannot assure you that any rights we have pursuant to our U.S. patents will provide us with a competitive advantage or that any of our pending or future patent applications will provide the scope of proprietary coverage that we seek. We also cannot assure you that others will not develop similar or superior technologies, or circumvent our proprietary rights through new designs. In addition, we may be unable or unwilling to obtain effective patent, trademark, and trade secret protection in certain foreign countries. We cannot assure you that we will be able to protect our proprietary technologies and our inability to do so may materially and adversely affect our business operations.

      Typically, companies in our industry vigorously pursue and defend intellectual property rights or positions, which often results in extensive litigation. Although there is no intellectual property litigation currently pending against us, we may be notified of claims that we are infringing on other parties' intellectual property rights. If necessary or desirable, we may seek license agreements for such intellectual property rights from these parties. We cannot assure you that these parties will offer us any license agreements or that the terms of any offered license will be acceptable to us. Our inability to obtain a license for such intellectual property may require us to stop using that technology. In addition, any litigation related to our infringement of intellectual property rights may materially affect our financial and human resources, whether or not such litigation is decided in our favor. If such litigation is decided against us, we may also be required to pay substantial damages, cease the manufacture, use, sale or importation of infringing products or services, discontinue the use of certain processes, expend significant resources to develop or acquire non-infringing technology, or obtain licenses to the infringing technology. We cannot assure you that we will be successful in dealing with any circumstances arising from

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litigation related to our infringement of intellectual property rights. Our inability to deal with circumstances arising from intellectual property litigation may materially and adversely affect our business operations.

      No Assurance of Regulatory Approval. Our Radioactive Cisplatin technology is subject to rigorous preclinical and clinical testing and approval by the FDA, comparable agencies in other countries, and state regulatory authorities. The clinical trial and regulatory approval processes for biopharmaceutical products typically last several years and involve significant expenditures. Even after receipt of regulatory approval for a product or technique, we remain subject to periodic review from government regulatory bodies. Any safety concerns relating to our technology may result in withdrawal of that technology from the market or restrictions on its future use. Our inability to obtain and maintain regulatory approval for our technologies may materially and adversely affect our business operations.

      No Assurance of Regulatory Approval in Foreign Countries. Whether or not a product has obtained FDA approval, approval of a product by comparable regulatory authorities in foreign countries may be necessary before commencement of the marketing of the product in these countries. The approval procedures vary among countries, can involve additional testing, and may require different time durations than those required for FDA approval. Although there are some procedures for unified filings in certain European countries with the sponsorship of the country which first granted marketing approval, in general each country has its own procedures and requirements, many of which are time consuming and expensive. There can be substantial delays in obtaining required approvals from foreign regulatory authorities after the relevant applications are filed, if at all.

      No Assurance of Market Acceptance of Developing Technologies. Our success and competitive position depends upon acceptance of our cancer treatment technologies. Side effects, especially unanticipated ones, or unfavorable publicity surrounding its cancer treatment technologies may adversely affect our ability to market our technologies. We cannot assure our you that we will be able to achieve product and service commercialization or that physicians, patients or third-party payers will accept our technologies. Our inability to achieve commercialization or market acceptance of our technologies will materially and adversely affect our business operations.

      Dependence on the Medical Research Groups that We Manage. Our success depends in significant part upon the success of the medical research groups that we manage. We have entered into long-term management contracts with three medical groups specializing in radiation oncology, neurosurgery/neuro-oncology, and medical oncology respectively, and intend to enter into similar contracts in the future. In addition to researching and developing our technologies, these managed medical groups provide us with revenues through management fees that they pay for our services and licensing fees that they pay for use of our patented technologies.

      These managed medical groups are responsible for certain sales, marketing, technology development and distribution activities that are outside our direct control. We cannot assure you that these managed groups will perform their obligations under these agreements with us or that we will realize any of the benefits contemplated in our collaboration with them. In

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addition, our managed groups rely on the direct management of physicians performing specialized non-proprietary and proprietary treatment protocols. The success of the medical groups that we manage depends in part on these physicians' credentials, their unique protocols, and their treatment success rates. We cannot assure you that the management teams of these research groups or the reputations of their managing physicians will not change. If these managed medical groups do not successfully market or use our technologies, our business operations may be materially and adversely affected.

      Similarly, our business operations may be harmed if the medical groups that we manage terminate their agreements with us. Although the medical groups have only limited termination rights, we cannot assure you that we will be able to maintain our existing management arrangements with these medical groups. We cannot assure you that when these arrangements expire or are terminated they will be renewed or that new arrangements will be available on acceptable terms, if at all. In addition, we cannot assure you that any new arrangements or renewals of existing arrangements will be successful, that the parties to any new or renewed agreements will perform adequately or that any potential management client will not compete with us.

      The management of medical research groups is subject to sophisticated and complicated governmental regulation. The regulations are susceptible to varying interpretations. Although we have engaged outside counsel on numerous occasions in the past, especially for our medical research group management agreements, there can be no assurance that we are in compliance with these regulations as they are, or may be, interpreted in the future by governmental authorities. Any such adverse interpretations could have a material adverse affect on our business to business operations and financial condition.

      We cannot assure you that our existing or future management agreements will lead to the development of technology candidates or technologies with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights for our product candidates or technologies developed in connection with these arrangements, or that we will be able to protect the confidentiality of proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

      Rapid Development of Cancer Therapeutic Technologies. We are engaged in fields characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue rapidly in both industry and academia. We cannot assure you that research and discoveries by others will not render our cancer technologies obsolete, uneconomical or otherwise unmarketable. To compete successfully, we will need to complete the development of and obtain regulatory approval for one or more of our products that keep pace with technological developments on a timely basis. Any failure by us to anticipate or respond adequately to technological developments will have a material adverse effect upon our prospects and financial condition.

      Product Liability. The testing, manufacturing, marketing and distribution of biopharmaceutical products carries a material risk of product liability. We do not currently have product liability or clinical studies liability insurance. Lack of or inadequate insurance coverage
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may materially and adversely affect our business operations and financial condition if there is a successful product liability claim.

      Environment Liability Risks from Use of Radioactive and other Hazardous Materials. Our research, development and clinical processes involve the controlled use of small amounts of hazardous and radioactive materials. As a result, we are subject to foreign, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes in our research and development activities and our manufacturing of clinical trial materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, we may be required to incur significant costs to comply with environmental and health and safety regulations in the future. In addition, the risk of accidental contamination or injury from hazardous and radioactive materials cannot be completely eliminated. The potential liability for damages stemming from accidents involving these materials may exceed our insurance coverage or available resources.

      Government Health Care Regulation and Reform. The health care industry is subject to extensive federal, state and local laws and regulations that are not always clear or consistently applied, and compliance may impose a burden on our operations. Violation of applicable laws or regulations or involvement in any judicial or regulatory proceeding, regardless of its merit, could have a material adverse affect on our business, operating results and financial condition. Government legislation regulating health care may materially affect the biopharmaceutical industry's profitability. Federal, state and local officials and legislators, as well as foreign government officials and legislators, have discussed a variety of health care system reforms that may affect our revenues. We cannot assure you that changes in government regulation of health care system will not materially and adversely affect our business.

      Dependence on Availability of Health Care Reimbursement. Our ability to commercialize our technologies successfully will depend in part on the extent to which reimbursement for their use will be available from government health administration authorities, private health insurers and other organizations. Third party payers are attempting to control costs by limiting coverage of medical products and treatments and their reimbursement levels. Significant uncertainty exists as to the reimbursement status of newly approved health care technologies and we cannot assure you that any technology we may market will be considered cost effective. Similarly, we cannot assure you that reimbursement for any technology we may market will be available, or if available, that the payer's reimbursement policies will not materially adversely affect our ability or the ability of any of our corporate partners to sell these products profitably.

      Dependence on Third-Party Manufacturers and Sole Source Suppliers. We cannot assure you that third-party manufacturers that meet governmental regulatory standards for the manufacture of our potential products will be available to us or that agreements with them will be available on terms acceptable to us. We currently procure our Colloidal P-32 exclusively from one supplier. Similarly, our Radioactive Cisplatin is manufactured exclusively for us by one company. Our potential dependence on third-

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party manufacturers may cause fluctuations in product revenues, based on their ability to manufacture our products according to our specifications and production requirements. Our inability to enter into agreements with third-party distributors or agents and our dependence on their manufacture of our product may materially and adversely affect our business operations.

      Dependence on Raw Materials. Although our current agreements provide adequate supplies of raw materials for our products, the number of qualified suppliers of these materials is limited. We cannot assure you that we will continue to be able to obtain adequate supplies of raw materials for our products from current suppliers or alternative sources. Our inability to obtain adequate supplies of key raw materials may materially and adversely affect our business operations.

      Dependence on Additional Facilities, Manufacturing and Marketing Personnel. We have limited experience in marketing biopharmaceutical products. We cannot assure you that we will be able to expand our manufacturing and marketing capabilities successfully. Our inability to establish adequate manufacturing and marketing capabilities may materially and adversely affect our business operations.

      Dependence on Key Personnel; Need for Additional Personnel. Our success depends on the continuing services of Jack Schwartzberg, our Chairman, Chief Executive Officer and President. The loss of Mr. Schwartzberg could have a material and adverse effect on our business operations. Our success also depends on our ability to attract and retain qualified scientific, engineering, manufacturing, sales, marketing, and management personnel. We believe that our industry's employment market is highly competitive. We cannot assure you that we will be able to attract and retain key personnel for our business operations successfully. Our inability to attract and retain key personnel may materially and adversely affect our business operations.

      Competition. We operate in highly competitive markets, against competitors that have greater financial resources, longer operating histories, greater technical capabilities, and greater name recognition than we have. Our competitors are more familiar with pre-clinical and clinical product development, as well as government regulatory processes, than we are. The biopharmaceutical products that we are developing compete with existing and new drugs designed by established pharmaceutical, chemical, and academic entities worldwide. Our competitors may have, or may develop and introduce, new products that would render our technologies and products under development less competitive, uneconomical or obsolete. Our failure to compete effectively may materially and adversely affect our business, operating results, and financial condition.

      Lack of an Established Trading Market. We cannot assure you that a regular trading market for our common stock will develop, or if it develops, that it can be sustained. Lack of a regular trading market for our common stock affords our shareholders limited market liquidity. In the absence of an established trading market, our shareholders may be unable to sell their holdings in an efficient manner. Until a regular trading market develops, if at all, the market price for our common stock may be volatile and shift dramatically.

      Possible Limitations upon Trading Activities; Restrictions Imposed upon Broker-Dealers Effecting Transactions in Certain Securities. The Securities and Exchange Commission has adopted regulations restricting the trading of certain low priced securities (referred to as "penny stock"). Under these regulations, penny stock is defined as any equity
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security with a market price less than $5.00 per share. This definition excepts any equity security listed on the Nasdaq National Market System or SmallCap Market and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years. Unless an exception is available, a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock market and its risks. Also, under these regulations, certain broker/dealers who recommend such securities to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before the sale.

      If a trading market develops for our common stock, our common stock will likely constitute a "penny stock." Accordingly, trading activities for our common stock may be more difficult to execute than trading activities for securities not defined as penny stocks. This may depress any market for our securities that might develop and may hinder our shareholders' ability to sell their shares.

      Control by former ISI Shareholders; Anti-Takeover Effects. The former ISI shareholders beneficially own approximately 69% of EDG's outstanding shares of common stock. The voting power of these shareholders may delay or prevent a change in control of EDG. Similarly, other shareholders may be unable to elect any of our directors, because our shareholders cannot accumulate their votes to form the majority necessary to elect a director.